                                                                  EXHIBIT (d)(1)
                                                                  EXECUTION COPY




                                  AGREEMENT

                                    Among

                         SULZER MEDICA USA HOLDING CO.

                                     and

                              THOMAS W. PAUKEN,
                            As Liquidating Trustee



                         Dated as of November 17, 2000

                               TABLE OF CONTENTS

                                                                                                            Page
ARTICLE I  DEFINITIONS.....................................................................................   1

     SECTION 1.01.           Definitions...................................................................   1

ARTICLE II  THE OFFER......................................................................................   5

     SECTION 2.01.           The Offer.....................................................................   5

     SECTION 2.02.           Trust Action..................................................................   6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE LIQUIDATING TRUSTEE.....................................   7

     SECTION 3.01.           Creation and Power of Trust...................................................   7

     SECTION 3.02.           Trust Agreement...............................................................   7

     SECTION 3.03.           Interests in the Trust........................................................   8

     SECTION 3.04.           Authority Relative to This Agreement..........................................   8

     SECTION 3.05.           Material Contracts; No Conflict; Required Filings and Consents................   8

     SECTION 3.06.           Absence of Litigation.........................................................   9

     SECTION 3.07.           Offer Documents; Schedule 14D-9...............................................   9

     SECTION 3.08.           Tax Treatment of Trust and the Beneficiaries..................................   9

     SECTION 3.09.           Brokers.......................................................................  10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................  10

     SECTION 4.01.           Corporate Organization........................................................  10

     SECTION 4.02.           Authority Relative to This Agreement..........................................  10

     SECTION 4.03.           No Conflict; Required Filings and Consents....................................  10

     SECTION 4.04.           Financing.....................................................................  11

     SECTION 4.05.           Offer Documents; Proxy Statement..............................................  11

     SECTION 4.06.           Brokers.......................................................................  11

ARTICLE V  OTHER AGREEMENTS................................................................................  11

     SECTION 5.01.           Restrictions on Transfer of Trust Units.......................................  11

     SECTION 5.02.           Rights of First Offer.........................................................  12

     SECTION 5.03.           Trust Board Representation....................................................  12

     SECTION 5.04.           Access to Information; Confidentiality........................................  13

     SECTION 5.05.           No Solicitation of Transactions...............................................  13

     SECTION 5.06.           Notification of Certain Matters...............................................  14

     SECTION 5.07.           Loan to Trust.................................................................  15

     SECTION 5.08.           Further Action; Reasonable Best Efforts.......................................  15

     SECTION 5.09.           Public Announcements..........................................................  16

     SECTION 5.10.           Filings with the SEC..........................................................  16

     SECTION 5.11.           Transfers of Interests........................................................  16

ARTICLE VI  TERMINATION, AMENDMENT AND WAIVER..............................................................  16

     SECTION 6.01.           Termination...................................................................  16

     SECTION 6.02.           Effect of Termination.........................................................  17

     SECTION 6.03.           Amendment.....................................................................  17

     SECTION 6.04.           Waiver........................................................................  17

ARTICLE VII  GENERAL PROVISIONS............................................................................  18

     SECTION 7.01.           Notices.......................................................................  18

     SECTION 7.02.           Severability..................................................................  19

     SECTION 7.03.           Entire Agreement; Assignment..................................................  19

     SECTION 7.04.           Parties in Interest...........................................................  19

     SECTION 7.05.           Specific Performance..........................................................  19

     SECTION 7.06.           Governing Law.................................................................  19

     SECTION 7.07.           Waiver of Jury Trial..........................................................  20

     SECTION 7.08.           Headings......................................................................  20

     SECTION 7.09.           Counterparts..................................................................  20

     ANNEX A     Conditions to the Offer

          AGREEMENT dated as of November 17, 2000 (this "Agreement") among
                                                         ---------
SULZER MEDICA USA HOLDING CO., a Delaware corporation ("Purchaser"), and THOMAS
                                                        ---------
W. PAUKEN, in his capacity as liquidating trustee (including any successor thereto, the "Liquidating Trustee") of CAPITAL PARTNERS II, LTD. LIQUIDATING
              -------------------
TRUST, a liquidating trust (the "Trust") created pursuant to the Liquidating
                                 -----
Trust Agreement (the "Trust Agreement") dated the date hereof between Thomas W.
                      ---------------
Pauken, as liquidation trustee of Renaissance Capital Partners II, Ltd., a Texas limited partnership (the "Partnership"), the Liquidating Trustee and Ken Reimer
                          -----------
and Robert Farone, as supervising trustees under the Trust Agreement (each a

"Supervising Trustee").
--------------------

          WHEREAS, the board of directors of Purchaser has determined that it is in the best interests of its stockholders for Purchaser to offer to purchase up to 21,627 Trust Units upon the terms and subject to the conditions set forth herein and has approved this Agreement and declared its advisability;

          WHEREAS, the Liquidating Trustee and the Supervising Trustees (together, the "Board of Trustees") has determined that it is in the best
                -----------------
interests of the beneficiaries (the "Beneficiaries") of the Trust and
                                     -------------
appropriate for the management, conservation and protection of the Trust Estate for Purchaser to offer purchase up to 21,627 Trust Units upon the terms and subject to the conditions set forth herein and have approved this Agreement and declared its advisability;

          WHEREAS, in furtherance of such purchase, it is proposed that Purchaser shall make a tender offer (the "Offer") to acquire up to 21,627 Trust
                                          -----
Units for a purchase price in cash of $1,387.12 for each Trust Unit (such amount, or any greater amount per such Trust Unit paid pursuant to the Offer, being the "Per Unit Amount"), net to the seller in cash, upon the terms and
           ---------------
subject to the conditions of this Agreement and the Offer; and

          WHEREAS, the Board of Trustees has unanimously approved the making of the Offer and resolved to recommend that Beneficiaries desiring to obtain liquidity for all or a portion of their investment accept the Offer and tender their Trust Units pursuant to the Offer.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and Trust hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          SECTION 1.01.      Definitions.

          (a)  For purposes of this Agreement:

          "Acquisition Proposal" means (i) any proposal or offer from any person
           --------------------
     relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the

     Partnership, the Trust or the Company or (B) over 20% of any of the partnership units of the Partnership, the Trust Units or other similar Interests in the Trust or any class of equity securities of the Company;
     (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 20% or more of any of the partnership units of the Partnership, the Trust Units or other similar Interests in the Trust or any class of equity securities of the Company; (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Partnership, the Trust or the Company; or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

          "affiliate" of a specified person means a person who, directly or
           ---------
     indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

          "beneficial owner", with respect to any Trust Units or any other
           ----------------
     securities , has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

          "business day" means any day on which the principal offices of the SEC
           ------------
     in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

          "Company" means Tutogen Medical, Inc., a Florida corporation;
           -------

          "Company Common Stock" means the common stock, par value $0.01 per
           --------------------
     share, of the Company;

          "control" (including the terms "controlled by" and "under common
           -------                        -------------       ------------
     control with") means the possession, directly or indirectly, or as trustee
     ------------
     or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          "Interests" means all rights, title and interest of any Beneficiary to
           ---------
     the Trust Estate.

          "knowledge of the Trust" means the knowledge of Liquidating Trustee or
           ----------------------
     either Supervising Trustee, after due inquiry.

          "Material Adverse Effect" means any event, circumstance, change or
           -----------------------
     effect that, when taken together with all other events, circumstances, changes and effects occurring after the date hereof, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Trust or the Company.

          "person" means an individual, corporation, partnership, limited
           ------
     partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "subsidiary" or "subsidiaries" of any person means an affiliate
           ----------      ------------
     controlled by such person, directly or indirectly, through one or more intermediaries.

          "Superior Proposal" means any Acquisition Proposal on terms which the
           -----------------
     Liquidating Trustee or the Board of Trustees determines, in its good faith judgment, to be more favorable to the Beneficiaries than the Offer and for which financing, to the extent required, is then committed.

          "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs,
           -----
     imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          "Trust Estate" shall mean the 7,202,408 shares of Company Common
           ------------
     Stock, warrants and options to purchase an additional 703,500 shares of Company Common Stock and all of the cash and other securities held by the Partnership prior to the date of transfer into the Trust, which collectively constitute the entire Trust Estate under the Trust Agreement.

          "Trust Unit" means the proportional share of the aggregate Interests
           ----------
     in the Trust which, on the date hereof, corresponds to one partnership unit of the Partnership.

          (b) The following terms have the meaning set forth in the Sections indicated below:

          Defined Term                  Location of Definition
          ------------                  ----------------------

          Action                        (SS) 3.06

          Agreement                     Preamble

          Beneficiaries                 Recitals

          Blue Sky Laws                 (SS) 3.05(c)

          Board of Trustees             Recitals

          Confidential Information      (SS) 5.04(b)

          Exchange Act                  (SS) 2.01(a)

          GAAP                          (SS) 3.01(b)

          Governmental Authority        (SS) 3.05(c)

          Law                           (SS) 3.05(b)

          Liquidating Trustee           Preamble

          Minimum Condition             (SS) 2.01(a)

          Offer                         Recitals

          Offer Documents               (SS) 2.01(b)

          Offer to Purchase             (SS) 2.01(b)

          Partnership                   Preamble

          Per Unit Amount               Recitals

          Purchase Notice               (SS) 5.02

          Purchaser                     Preamble

          Sale Notice                   (SS) 5.01(b)

          Schedule 14D-9                (SS) 2.02(b)

          Schedule TO                   (SS) 2.01(b)

          SEC                           (SS) 2.01(a)

          Supervising Trustee           Preamble

          Transactions                  (SS) 2.02(a)

          Transfer Agreements           (SS) 2.01(b)

          Trust                         Preamble

          Trust Agreement               Preamble

                                  ARTICLE II

                                   THE OFFER
                                   ---------

          SECTION 2.01.      The Offer. (a)  Provided that none of the events
                             ---------
set forth in Annex A hereto shall have occurred and be continuing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof. The obligation of Purchaser to make payment for the Trust Units pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that
                                                     -----------------
Beneficiaries shall have validly tendered, and not withdrawn, 8,651 Trust Units prior to the expiration of the Offer and also shall be subject to the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Trust Unit payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be
                                       --------  -------
made which decreases the price per Trust Unit payable in the Offer or which reduces the maximum number of Trust Units to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto. Notwithstanding the foregoing, Purchaser may, without the consent of the Liquidating Trustee: (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to pay for the Trust Units shall not be satisfied or waived; or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the
                                                               ---
staff thereof, applicable to the Offer. Purchaser shall pay for up to 21,627 of the Trust Units which Beneficiaries have validly tendered (and not withdrawn) promptly following the acceptance thereof for payment pursuant to the Offer; provided that, if more than 21,627 Trust Units are so tendered, the Purchaser
-------------
shall accept and purchase at least 21,627 Trust Units from such Beneficiaries on a pro rata basis, with such adjustments to eliminate fractions as the Purchaser, in its sole discretion, shall determine. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Trust Units in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
                                                      ------------

          (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule
                                                                        --------
TO") with respect to the Offer.  The Schedule TO shall contain or shall
--
incorporate by reference an offer to purchase (the "Offer to Purchase") and
                                                    -----------------
forms of the related transfer agreement (the "Transfer Agreements") and notices
                                              -------------------
and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Purchaser and
                                              ---------------
Liquidating Trustee agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to Beneficiaries, in each case as and to the extent required by applicable federal securities laws.

          SECTION 2.02.      Trust Action. (a)  The Liquidating Trustee hereby
                             ------------
approves of and consents to the transfer of the Trust Units pursuant to the Offer in accordance with Section 3.2 of the Trust Agreement and represents that the Board of Trustees, at a meeting duly called and held on November 17, 2000, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the transactions contemplated by this Agreement (collectively, the "Transactions"), are in the
                                                   -------------
best interests of the Beneficiaries and appropriate for the management, conservation and protection of the Trust Estate, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the Trust Agreement and applicable law) and (iii) resolved to recommend that Beneficiaries desiring to obtain liquidity for all or a portion of their investment accept the Offer and tender Trust Units pursuant to the Offer, and approve and adopt this Agreement and the Transactions. The Liquidating Trustee hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Trustees described in the immediately preceding sentence, and neither the Liquidating Trustee not the Board of Trustees shall withdraw or modify such recommendation in any manner adverse to Purchaser. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Trust Units pursuant to the Offer, the Liquidating Trustee or the Board of Trustees determines in good faith that it is required to do so by its fiduciary duties under the Trust Agreement and applicable law after having received advice from outside legal counsel, the Board of Trustees or the Liquidating Trustee may withdraw or modify its approval or recommendation of the Offer, but only to terminate this Agreement in accordance with Section 6.01(d)(ii) (and, concurrently with such termination, cause the Liquidating Trustee to enter into an agreement with respect to a Superior Proposal).

          (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Liquidating Trustee shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, the
                                         --------------
recommendation of the Board of Trustees described in Section 2.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Liquidating Trustee and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Liquidating Trustee further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (c) The Liquidating Trustee shall promptly furnish Purchaser with mailing labels containing the names and addresses of all Beneficiaries and with their corresponding number of Trust Units, each as of a date subsequent to the date hereof, together with all other available listings and computer files containing names, addresses and Trust Unit amounts of Beneficiaries and other beneficial owners of Interests. The Liquidating Trustee shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of Beneficiaries, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to Beneficiaries as Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 7.01, shall deliver to the Liquidating Trustee all copies of such information then in its possession.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE LIQUIDATING TRUSTEE
           ---------------------------------------------------------

          As an inducement to Purchaser to enter into this Agreement, the Liquidating Trustee hereby represents and warrants to Purchaser that:

          SECTION 3.01.      Creation and Power of Trust. (a) The Trust has
                             ---------------------------
been duly created and is validly existing as a trust pursuant to the laws of the State of Texas. For U.S. federal tax purposes, the Trust is and will be treated as a liquidating trust pursuant to Section 301.7701-4(d) of the United States Treasury Regulations and has the requisite trust power and authority and all necessary governmental approvals to own its assets and to carry on its activities as it is now being conducted.

          (b) Except for any rights under Actions instituted by the Partnership and existing on the date hereof, the Trust Estate constituted all of the assets of the Partnership immediately prior to the transfer of partnership assets into the Trust; the Trust Estate constitutes all of the assets of the Trust; and, except as otherwise set forth in this Agreement, the Trust has no liabilities, including any liability for Taxes, whether or not these liabilities are contingent, would be reflected on the balance sheet of the Trust under U.S. generally accepted accounting principles ("GAAP"), or otherwise.
                                           ----

          (c) The Liquidating Trust had provided the Purchaser a copy of all of the documents relating to the warrant to purchase shares of the Company Common Stock, including the warrant agreement and any warrant certificate therefor, each as amended as of the date hereof; such warrant agreement and warrant certificate are in full force and effect; and the Trust has good and valid title to 7,202,408 shares of Company Common Stock and warrants and options to purchase 703,500 shares of Company Common Stock and such shares and warrants are owned by the Trust free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance or any kind other than as may exist hereunder or under the Trust Agreement.

          SECTION 3.02.      Trust Agreement.  The Liquidating Trustee has
                             ---------------
heretofore furnished to Purchaser a complete and correct copy of the Trust Agreement of the Trust and the Articles of Incorporation and the By-laws/1/, each as amended to date, of the Company. Such
--------------------
/1/ RCP to confirm that the Company has Bylaws that just were not included in their public filing.

Trust Agreement, Articles of Incorporation and By-laws are in full force and effect. The Trust is not in violation of the Trust Agreement or any applicable laws related thereto.

          SECTION 3.03.      Interests in the Trust. The total number of Trust
                             ----------------------
Units outstanding are 43,254 and such Trust Units represent the Interests in the entire Trust Estate. The information heretofore furnished by the Liquidating Trustee to Purchaser regarding the Beneficiaries, the Trust Units and any other respective Interests in the Trust pursuant to Section 2.02(b) hereto is, to the knowledge of the Trust, complete and accurate. No person other than the Beneficiaries has any rights or interests with respect to the Trust Estate.

          SECTION 3.04.      Authority Relative to This Agreement.  The
                             ------------------------------------
Liquidating Trustee has all necessary power and authority to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Liquidating Trustee and the consummation by the Liquidating Trustee of the Transactions have been duly and validly authorized, and no other proceedings on the part of the Board of Trustees or under the Trust Agreement are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Liquidating Trustee and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of the Liquidating Trustee, enforceable against the Liquidating Trustee in accordance with its terms.

          SECTION 3.05.      Material Contracts; No Conflict; Required Filings
                             -------------------------------------------------
and Consents. (a) (i) Neither the Trust nor the Trust Estate is subject to,
------------
bound by or a party to any agreements or instruments other than the Trust Agreement; (ii) To the knowledge of the Trust, no other party is in breach or violation of, or default under, any note, bond, mortgage, indenture, loan or credit agreement, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Trust or the Company is a party or by which either of their properties or assets is bound which breach, violation or default would have a Material Adverse Effect; and (iii) Neither the Trust nor the Company is in receipt of any claim of default under any such agreement.

          (b) The execution and delivery of this Agreement by the Liquidating Trustee do not, and the performance of this Agreement by the Liquidating Trustee will not, (i) conflict with or violate the Trust Agreement or, to the knowledge of the Trust, the Certificate of Incorporation or By-laws of the Company, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Trust or, to the knowledge of the
                 ---
Trust, the Company or by which any property or asset of the Trust or, to the knowledge of the Trust, the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Trust or, to the knowledge of the Trust, the Company pursuant to, any note, bond, mortgage, indenture, loan or credit agreement , contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii) of this subsection, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or otherwise prevent or materially delay the Liquidating Trustee from performing its obligations under this Agreement and would not have a Material Adverse Effect.

          (c) The execution and delivery of this Agreement by the Liquidating Trustee do not, and the performance of this Agreement by the Liquidating Trustee will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for
                              ----------------------
applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws and (ii) where the failure
            -------------
to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer, or otherwise prevent or materially delay the Liquidating Trustee from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

          SECTION 3.06.      Absence of Litigation. There is no litigation,
                             ---------------------
suit, claim, action, proceeding or investigation (an "Action") pending or, to
                                                      ------
the knowledge of the Trust, threatened against the Partnership, the Trust, the Liquidating Trustee or the Company or any property or asset of the such person before any Governmental Authority that would seeks to materially delay or prevent the consummation of any Transaction. Neither the Partnership, the Trust nor any property or asset of the Partnership or the Trust is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Trust, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or otherwise prevent or materially delay the Liquidating Trustee from performing its obligations under this Agreement or would have a Material Adverse Effect.

          SECTION 3.07.      Offer Documents; Schedule 14D-9.  Neither the
                             -------------------------------
Schedule 14D-9 nor any information supplied by the Liquidating Trustee for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Beneficiaries of the Trust, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Liquidating Trustee makes no representation or warranty with respect to any information supplied by Purchaser or any of Purchaser's representatives for inclusion in the foregoing documents. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.08.      Tax Treatment of Trust and the Beneficiaries.
                             --------------------------------------------
The Trust is treated, and through the consummation of the Offer will continue to be treated, as a grantor trust that is disregarded for U.S. federal income tax purposes, and each of the Beneficiaries is treated, and through the consummation of the Offer will continue to be treated, as directly owning a proportionate share of the Trust Estate for such purposes.

          SECTION 3.09.      Brokers. No broker, finder or investment banker is
                             -------
entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Partnership or the Trust.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

          As an inducement to the Liquidating Trustee to enter into this Agreement, Purchaser hereby, jointly and severally, represents and warrants to the Liquidating Trustee that:

          SECTION 4.01.      Corporate Organization. Purchaser is a corporation
                             ----------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Purchaser from performing its material obligations under this Agreement.

          SECTION 4.02.      Authority Relative to This Agreement.  Purchaser
                             ------------------------------------
has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Liquidating Trustee, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

          SECTION 4.03.      No Conflict; Required Filings and Consents. (a)
                             ------------------------------------------
The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 4.03(b) have been obtained and all filings and obligations described in
Section 4.03(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any of its property or asset is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, loan or credit agreement, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its property or asset is bound or affected, except, with respect to clauses (ii) and (iii) of this subsection, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions or otherwise prevent Purchaser from performing its material obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Purchaser from performing its material obligations under this Agreement.

          SECTION 4.04.      Financing.  Purchaser has sufficient funds to
                             ---------
permit it to consummate the Transactions, including, without limitation, acquiring up to 21,627 Trust Units pursuant to the Offer.

          SECTION 4.05.      Offer Documents; Proxy Statement.  The Offer
                             --------------------------------
Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to Beneficiaries, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Liquidating Trustee or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.06.      Brokers.  No broker, finder or investment banker is
                             -------
entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE V

                               OTHER AGREEMENTS
                               ----------------

          SECTION 5.01.      Restrictions on Transfer of Trust Units.  The
                             ---------------------------------------
Liquidating Trustee agrees:

          (a) between the date of this Agreement and the consummation of the Offer, unless Purchaser shall otherwise agree in writing, not to (i) permit any transfers or assignment of Trust Units or any other Interests, (ii) amend or otherwise change the Trust Agreement, (iii) sell, assign, pledge, dispose of, distribute, transfer or encumber, or authorize the sale, assignment, pledge, disposition, distribution, transfer or encumbrance of, any portion of the Trust Estate, (iv) declare, set aside, make or pay any distribution, payable in cash, stock, property or otherwise, with respect to any of the Trust Units or any Interests; (v) make any Tax election or settle or compromise any Tax liability; (vi) commence or settle any Action; or (vii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing;

          (b) from the date hereof until the termination of the Trust in accordance with the terms of the Trust Agreement, if the Liquidating Trustee receives a bona fide offer to purchase any of the Trust's shares of Company Common Stock, any other equity securities of the Company or any warrants, options or other securities exercisable for, or exchangeable or convertible into, Company Common Stock or other equity securities of the Company, the Liquidating Trustee shall give the Purchaser prompt written notice of such offer, including all the terms thereof (the "Sale Notice"), and Purchaser
                                             -----------
shall be entitled, for a period of 30 days after receipt of such Sale Notice, to purchase all of such shares of Company Common Stock or other securities at the same price per security and on the same terms as set forth in the Sale Notice; provided, however, that if the Purchaser does not exercise, or waives, its
--------  -------
rights under this Section 5.01(b), the Liquidating Trustee shall be entitled consummate the transaction as set forth in the Sale Notice, at the same or any higher price per security, so long as such sale is consummated within the 20-day period following the earlier of (i) receipt of Purchasers' written waiver of its rights hereunder and (ii) the expiration of the above 30-day period.

          (c) from the date hereof until the termination of the Trust in accordance with the terms of the Trust Agreement, unless Purchaser shall otherwise agree in writing, the Liquidating Trustee acting in such capacity on the date hereof shall not resign as liquidating trustee of the Trust and shall not take any action to increase the number of the Board of Trustees to greater than three or change the constituency of the Board of Trustees other than as contemplated in pursuant to Section 5.03 hereto.

          SECTION 5.02.      Rights of First Offer.  The Purchaser agrees that,
                             ---------------------
from the date hereof until the termination of the Trust in accordance with the terms of the Trust Agreement, if the Purchaser intends to purchase any shares of Company Common Stock, any other equity securities of the Company or any warrants, options or other securities exercisable for, or exchangeable or convertible into, Company Common Stock or other equity securities of the Company from any person other than the Trust, the Purchaser shall give the Liquidating Trustee prompt written notice of such intention, including the terms thereof (the "Purchase Notice"), and the Liquidating Trustee shall be entitled, for a
      ---------------
period of 15 days after receipt of such Purchase Notice, to sell to Purchaser the same number of such shares of Company Common Stock or other securities at the same price per security and on the same terms as set forth in the Purchase Notice; provided, however, that if the Liquidating Trustee does not exercise, or
        --------  -------
waives, its rights under this Section 5.02, the Purchaser shall be entitled to purchase such shares or other securities, at the same or any lower price per security, so long as such purchase is consummated within the 20-day period following the earlier of (i) receipt of Liquidating Trustee's written waiver of its rights hereunder and (ii) the expiration of the above 15-day period.

          SECTION 5.03.      Trust Board Representation.  Promptly upon the
                             --------------------------
purchase by Purchaser of Trust Units pursuant to the Offer and from time to time thereafter, for so long as Purchaser owns at least 35% of the then outstanding Trust Units, Purchaser shall be entitled to designate supervising trustees constituting one-third of the Board of Trustees, rounded up to the next whole number, and the other members of the Board of Trustees, including Liquidating Trustee shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as a supervising trustee of the Trust, including increasing the size of the Board of Trustees or securing the resignations of incumbent supervising trustees, or both.

          SECTION 5.04.      Access to Information; Confidentiality.  (a)  From
                             --------------------------------------
the date hereof until the consummation of the Offer, the Liquidating Trustee shall, and shall cause the Company and the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees and agents of Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Trust and the Company, and shall furnish Purchaser with such financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request.

          (b) Purchaser shall, and shall cause its affiliates and directors, officers, employees and agents to, keep confidential, not disclose in any manner and use only in connection with the Transactions all data and information obtained by them from the Liquidating Trustee and the Company and their respective directors, officers, employees, auditors and agents (other than data or information that is or becomes ascertainable from public or published information or trade sources, except as a result of disclosure by Purchaser in violation of this Section 5.04(b)) ("Confidential Information") and shall insure
                                     ------------------------
that such directors, officers, employees and agents do not disclose Confidential Information to third parties without the prior written consent of the Liquidating Trustee or the Company, respectively, unless disclosure of Confidential Information is required by law.

          (c) In the event of the termination of this Agreement in accordance with Section 6.01, Purchaser shall, and shall use its reasonable best efforts to cause its affiliates and officers, directors, employees and agents to, (i) return promptly every document furnished to them by the Liquidating Trustee or the Company, or any officer, director, employee, auditor or agent of the Liquidating Trustee or the Company, in connection with the Transactions and containing Confidential Information and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished promptly to return such documents and all copies thereof, other than such documents as may have been filed with the SEC or otherwise be publicly available, and (ii) destroy promptly all documents created by them from any Confidential Information and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished to destroy promptly such documents and any copies thereof .

          (d) No investigation pursuant to this Section 5.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

          SECTION 5.05.      No Solicitation of Transactions.  (a)  Neither
                             -------------------------------
the Liquidating Trustee nor any Supervising Trustee shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) except as required by the fiduciary duties of the Liquidating Trustee or the Board of Trustees under the terms of the Trust Agreement and applicable law after having received advice from outside legal counsel and after giving prior written notice to Purchaser and entering into a customary confidentiality agreement on terms no less favorable to the Trust and the Company than those contained in Sections 5.04(b) and (c), participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal

          (b) Except as set forth in this Section 5.05(b), neither the Liquidating Trustee or the Board of Trustees shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board of Trustees of this Agreement, the Offer, any other Transaction, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Trust Units pursuant to the Offer, the Liquidating Trustee or the Board of Trustees determines in good faith that it is required to do so by its fiduciary duties under the Trust Agreement and applicable law after having received advice from outside legal counsel, the Board of Trustees or the Liquidating Trustee may withdraw or modify its approval or recommendation of the Offer, but only to terminate this Agreement in accordance with Section 6.01(d)(ii) (and, concurrently with such termination, cause the Liquidating Trustee to enter into an agreement with respect to a Superior Proposal).

          (c) The Liquidating Trustee shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal.

          (d) The Liquidating Trustee shall promptly advise Purchaser orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

          (e) Nothing contained in this Section 5.05 shall prohibit the Liquidating Trustee of the Board of Trustees from taking and disclosing to the Beneficiaries a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Beneficiaries, if either the Liquidating Trustee or the Board of Trustees determines in good faith that it is required to do so by its fiduciary duties under the Trust Agreement and applicable law after having received advice from outside legal counsel.

          SECTION 5.06.      Notification of Certain Matters.  The Liquidating
                             -------------------------------
Trustee shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Liquidating Trustee, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Liquidating Trustee or Purchaser to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided,
                                                               --------
however, that the delivery of any notice pursuant to this Section 5.06 shall
-------
not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 5.07.      Loan to Trust.  The Purchaser agrees, upon written
                             -------------
request of the Liquidating Trustee, to make available (or cause to be made available) to the Trust from time to time such funds in an aggregate principal amount equal to the exercise price of the Trust's options and warrants for shares of Company Common Stock or other equity security of the Company pursuant to mutually agreed upon loan documentation to be entered into at or prior to the extension of such funds; provided, however, that any loan made pursuant to this
                         --------  -------
Section 5.07: (a) will be secured by such options, warrants and shares of Company Common Stock or other equity securities of the Company purchased upon the exercise thereof, (b) will accrue interest at a fixed rate per annum equal to the lesser of (i) the rate of one-year LIBOR (as reported in the Wall Street Journal on the date of the funding of such loan) and (ii) the maximum rate permissible by law on the date of such loan (the laws of the State of Texas shall be deemed to be the laws relating to permissible rates of interest on commercial loans), calculated on the basis of a 365/366-day year for the actual number of days elapsed and compounded annually, and such interest rate shall be adjusted on each anniversary of the date of such loan to be the lesser of such rates provided above; (c) shall be due and payable in full, together with accrued interest thereon, on the second anniversary of the date of the Trust Agreement; and (d) shall be subject to customary closing conditions, including the lender having a perfected security interest and receiving other documents customary for secured financings.

          SECTION 5.08.      Further Action; Reasonable Best Efforts. (a)  Upon
                             ---------------------------------------
the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Liquidating Trustee, the Trust or the Company as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer; provided that Purchaser will not be required by this Section 5.07 to
--------
take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of Purchaser or any of its subsidiaries, the Company or the Trust or (B) limits Purchaser's freedom of action with respect to, or its ability to retain its indirect interest in, the Trust or any portion thereof or any of Purchaser's or its affiliates' or the Trust's assets or businesses. In case, at any time after the consummation of the Offer, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors or trustees of each party to this Agreement shall use their reasonable best efforts to take all such action.

          (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

          SECTION 5.09.      Public Announcements.  Purchaser and the
                             --------------------
Liquidating Trustee agree that no public release or announcement concerning the Transactions or the Offer shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          SECTION 5.10.      Filings with the SEC.  The Liquidating Trustee
                             --------------------
agrees to file within 5 days of the date hereof, a current report on Form 8-K with respect to, and including as an exhibit thereto, the Trust Agreement.

          SECTION 5.11.      Transfers of Interests.  In exercising its
                             ----------------------
discretion under Section 3.2 of the Trust Agreement, the Liquidating Trustee shall limit transfers of Interests in the Trust each year as necessary or appropriate to ensure that, if the Trust were treated as a partnership for U.S. federal income tax purposes, it would not constitute a "publicly traded partnership" under section 7704 of the Internal Revenue Code of 1986, as amended.

                                  ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          SECTION 6.01.      Termination.  This Agreement may be terminated and
                             -----------
the Transactions may be abandoned at any time prior to the consummation of the
Offer:

          (a) By mutual written consent of each of Purchaser and the Liquidating Trust duly authorized by their respective board of directors or Board of Trustees, as applicable; or

          (b) By either Purchaser or the Liquidating Trustee if (i) the Offer has not been consummated on or before March 31, 2001; provided, however, that
                                                      --------  -------
the right to terminate this Agreement under this Section 6.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the Offer to occur on or before such date or (ii) any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) (A) which has become final and nonappealable and has the effect of making consummation of the Offer illegal or otherwise preventing or prohibiting consummation of the Offer; or (B) which would cause the Trust to no longer be treated as a grantor trust that is disregarded for U.S. federal income tax purposes.

          (c) By Purchaser if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have

(A) terminated the Offer without having accepted any Trust Units for payment thereunder or (B) failed to accept Trust Units for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (A) or (B) if this clause (i) shall have been caused by or resulted from the failure of Purchaser to perform, in any material respect, any of its material covenants or agreements contained in this Agreement, or the material breach by Purchaser of any of its material representations or warranties contained in this Agreement or (ii) prior to the purchase of Trust Units pursuant to the Offer, the Board of Trustees or the Liquidating Trustee shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement, the Offer or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

          (d) By the Liquidating Trustee, upon approval of the Board of Trustees, if (i) Purchaser shall have (A) terminated the Offer without having accepted any Trust Units for payment thereunder or (B) failed to accept Trust Units for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (A) or (B) of this clause (i) shall have been caused by or resulted from the failure of the Liquidating Trust or the Board of Trustees to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Liquidating Trustee or the Board of Trustees of any of its material representations or warranties contained in this Agreement, or (ii) prior to the purchase of Trust Units pursuant to the Offer, the Liquidating Trustee or the Board of Trustees determines in good faith that it is required to do so by its fiduciary duties under the Trust Agreement or applicable law, after having received advice from outside legal counsel, in order to enter into a definitive agreement with respect to a Superior Proposal, upon five business days' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such five business day period.

          SECTION 6.02.      Effect of Termination.  In the event of the
                             ---------------------
termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) that the provisions of Section 5.01(b) and (c) and Section
5.02 shall survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; provided, however, that the terms of Sections 5.04(b) and
                     --------  -------
(c) shall survive any termination of this Agreement.

          SECTION 6.03.      Amendment.  This Agreement may be amended by the
                             ---------
parties hereto by action taken by or on behalf of their respective Board of directors or Board of Trustees at any time prior to the consummation of the Offer. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          SECTION 6.04.      Waiver.  At any time prior to the consummation of
                             ------
the Offer, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VII

                              GENERAL PROVISIONS

          SECTION 7.01.      Notices.  All notices, requests, claims, demands
                             -------
and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

          if to Purchaser:

               Sulzer Medica USA Holding Co.
               3 East Greenway Plaza, Suite 1600
               Houston, Texas 77046-0391
               Telephone No.: 713-561-6300
               Telecopier No.: 713-561-6380
               Attn:  General Counsel
               e-mail: david.wise@smedica.com

          with a copy to:

               Shearman & Sterling
               555 California Street
               San Francisco, California 94104
               Telephone No.: (415) 616-1100
               Telecopier No:  (415) 616-1199
               Attention:  Peter D. Lyons
               e-mail: plyons@shearman.com

          if to the Trust:

               Thomas W. Pauken, as Liquidating Trustee
               Capital Partners II, Ltd. Liquidating Trust
               5646 Milton Street, Suite 900
               Dallas, Texas 75206
               Telephone No.: (214) 378-9340
               Telecopier No:  (214) 378-9261
               e-mail: twpauken@dhc.net
          with a copy to:

               John Daniels
               6440 North Central Expressway, Suite 503
               Dallas, Texas 75206
               Telephone No.:  (214) 368-9405
               Telecopier No:  (214) 368-9094
               e-mail: daniels1@airmail.net

          SECTION 7.02.      Severability.  If any term or other provision of
                             ------------
this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 7.03.      Entire Agreement; Assignment.  This Agreement
                             ----------------------------
constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or either of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Purchaser, provided that no such assignment shall relieve the assigning party of its
--------
obligations hereunder if such assignee does not perform such obligations.

          SECTION 7.04.      Parties in Interest.  This Agreement shall be
                             -------------------
binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 7.05.      Specific Performance.  The parties hereto agree
                             --------------------
that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 7.06.      Governing Law.  This Agreement shall be governed
                             -------------
by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State . All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Texas. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Texas for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

          SECTION 7.07.      Waiver of Jury Trial.  Each of the parties hereto
                             --------------------
hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.07.

          SECTION 7.08.      Headings.  The descriptive headings contained in
                             --------
this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 7.09.      Counterparts. This Agreement may be executed and
                             ------------
delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Purchaser and the Liquidating Trustee have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    SULZER MEDICA USA HOLDING CO.



                                    By  /s/ David S. Wise
                                       ----------------------------------------
                                       Title: Secretary


                                    THOMAS W. PAUKEN,
                                    in his capacity as Liquidating Trustee



                                    By  /s/ Thomas W. Pauken
                                       ----------------------------------------
                                       Title: Liquidating Trustee

                                                                         ANNEX A
                                                                         -------

                            Conditions to the Offer
                            -----------------------

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to pay for any Trust Units pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied or (ii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any Action before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Trust Units by Purchaser or any affiliate of Purchaser or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by the Liquidating Trustee, Purchaser or its subsidiaries of all or any of the business or assets of the Trust, Purchaser, or its subsidiaries or to compel the Liquidating Trustee, Purchaser or any of its subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Trust, Purchaser or any of its subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Purchaser or any other affiliate of Purchaser to exercise effectively full rights of ownership of any Trust Units, including, without limitation, the right to receive distributions with respect to or vote any Trust Units acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Beneficiaries; (iv) seeking to require divestiture by Purchaser or any affiliate of Purchaser of any Trust Units; or (v) which otherwise would prevent or materially delay consummation of the Offer or otherwise prevent or materially delay the Liquidating Trustee from performing its obligations under this Agreement or would have a Material Adverse Effect;

          (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Liquidating Trustee, the Trust or any subsidiary or affiliate thereof or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above;

          (c) any Material Adverse Effect shall have occurred;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

     (iii) any limitation (whether or not mandatory) by any government or Governmental Authority, on the extension of credit by banks or other lending institutions or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of 15% or more of the then-outstanding shares of Company Common Stock, on a fully diluted basis, or 15% or more of the partnership units in the Partnership or the Trust Units or other Interests in the Trust has been acquired by any person, other than Purchaser or any of its affiliates, or
     (ii) (A) the Board of Trustees or the Liquidating Trust shall have withdrawn or modified, in a manner adverse to Purchaser, the approval or recommendation of the Offer, the Agreement or the Transfer Agreements, or approved or recommended any Acquisition Proposal or any other acquisition of partnership units in the Partnership, Trust Units or other Interests in the Trust or shares Company Common Stock other than the Offer and the Transfer Agreements or (B) the Board of Trustees or the Liquidating Trustee shall have resolved to do any of the foregoing;

          (f) any representation or warranty of the Liquidating Trustee in the Agreement, or of any Beneficiaries in the Transfer Agreements, that is qualified as to materiality or Material Adverse Effect shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement;

          (g) the Liquidating Trustee shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Liquidating Trustee to be performed or complied with by it under the Agreement;

          (h) the Agreement shall have been terminated in accordance with its terms;

          (i) the Company has failed to file (i) any form, report or document required to be filed by it with the SEC since September 30, 1997, including
     (1) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1997, 1998, and 1999, (2) its Quarterly Reports on Form 10-Q for the periods ended December 31, 1999, March 31, 2000 and June 30, 2000, (3) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since March 1, 1998 and (4) any other form, report or registration statement (other than Quarterly Reports on Form 10-Q not referred to in clause (2) of this subsection) filed by the Company with the SEC since September 31, 1999; or (ii) any such form, report or other document referred to in clauses (1), (2), (3) and (4) of this subsection (1) was not prepared in accordance with either the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, or contained, at the time filed, or, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

          (j) any of the consolidated financial statements (including, in each case, any notes thereto) contained in any form, report or other document referred to in clauses (1), (2), (3) and (4) of clause (i) above was not prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) or does not fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have had, and would not have, a Material Adverse Effect); or

          (k) Purchaser and the Liquidating Trustee shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Trust Units thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

          The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                       3